UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 25, 2005

NCR CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number 001-00395

Maryland	31-0387920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 S. Patterson Blvd.

Dayton, Ohio 45479

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (937) 445-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

At meetings held on October 25 and 26, 2005, the Board of Directors (the “Board”) of NCR Corporation (“NCR” or the “Company”), as well as the Compensation Committee of the Board (the “Compensation Committee”) and the Committee on Directors and Governance of the Board (the “Committee on Directors and Governance”), approved certain actions as described below.

Chairman of the Board Compensation

On October 26, 2005, based upon the recommendations of the Committee on Directors and Governance, the Board established the following compensation for its former Chairman, Lars Nyberg, and current Chairman, James Ringler, related to their service on the Board:

Mr. Nyberg, who served as Chairman until his resignation from such position effective July 27, 2005, shall receive a retainer in the amount of $16,644 for his services as Chairman for the period from July 1, 2005, through July 27, 2005. This amount represents the unpaid, pro-rated portion of the retainer for the non-employee Chairman previously established and disclosed by the Company in a Current Report on Form 8-K filed May 2, 2005. Mr. Nyberg will also receive a retainer of $20,000 for his services as a non-employee director for the period from July 28, 2005, through the conclusion of the regular meeting of the Board on October 26, 2005, at which time Mr. Nyberg’s resignation from the Board became effective.

Mr. Ringler will be compensated by the Company for the time period beginning July 27, 2005, through August 7, 2005, during which time Mr. Ringler served as Chairman of the Board in addition to his duties as the Company’s President and Interim Chief Executive Officer, in accordance with the terms of the July 11, 2005, letter agreement relating to his service as President and Interim Chief Executive Officer, with no additional compensation to be paid for Mr. Ringler’s service as Chairman. A copy of the July 11, 2005, letter agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed July 13, 2005. Due to the increased time commitment required of the Chairman during the Company’s transition to a new President and Chief Executive Officer, Mr. Ringler will receive a retainer for his services as Chairman of the Board for the time period from August 8, 2005, through October 31, 2005, in the amount of $225,000. During the time period commencing on November 1, 2005, and ending upon the conclusion of the Company’s 2006 Annual Stockholders’ Meeting, the Company will pay Mr. Ringler a retainer for his services as Chairman of the Board at the rate of $20,000 per month. In addition to the foregoing, until the conclusion of the Company’s 2006 Annual Stockholders’ Meeting, the Company will provide Mr. Ringler access to the Company’s e-mail system; reasonable secretarial support and office space; use of the corporate aircraft for business travel; and use of the corporate aircraft for additional travel for personal use, limited to the aircraft’s availability and subject to a limitation of $35,000 in imputed income per year, for which the Company will provide Mr. Ringler a tax gross-up sufficient to cover federal and state income taxes related thereto. The Board further determined that, because of the equity grants previously made to Mr. Ringler pursuant to the July 11, 2005, letter agreement, no further stock options or stock grants will be made to Mr. Ringler under the NCR Management Stock Plan for his service as Chairman or as a non-employee director during 2005.

Restricted Stock Award to NCR Executive

On October 25, 2005, the Compensation Committee granted a restricted stock award to Michael Koehler, Senior Vice President, Teradata Division. In connection with this award, the Compensation Committee considered Mr. Koehler’s current compensation, performance, competitive market data and retention requirements for business continuity purposes. The Committee granted Mr. Koehler a number of restricted shares of the Company’s common stock with a fair market value of $1,500,000 as of October 25, 2005, pursuant to the Company’s standard 2005 Restricted Stock Agreement for retention awards under the NCR Management Stock Plan. A copy of this restricted stock agreement was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed May 2, 2005. Based upon a per share fair market value of $31.14, calculated by averaging the high and low stock price on October 25, 2005, the resulting grant to Mr. Koehler is a total of 48,170 restricted shares. Fifty percent (50%) of the award will vest on the second anniversary of the grant, or October 25, 2007, and the remaining fifty percent (50%) will vest on the third anniversary of the grant, or October 25, 2008.

Item 2.02 Results of Operations and Financial Condition.

NCR Corporation (the “Company”) is furnishing the following information as required under Item 2.02 “Results of Operations and Financial Condition” of Form 8-K. Such information, including the Exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such filing.

On October 27, 2005, the Company issued a press release announcing its third-quarter 2005 revenue, operating income and earnings per share amounts. The Company also provided earnings per share and revenue forecasts for the 2005 fiscal year. A copy of the press release is furnished as Exhibit 99.1 of this report and is incorporated herein by reference.

Item 8.01 Other Events.

On October 26, 2005, the Company issued a press release announcing that the Board of Directors of the Company authorized the repurchase of an additional $500 million of the company’s outstanding shares of common stock. This authorization extends the Board’s previous authorizations under this stock repurchase program given in 1999. A copy of the press release is furnished as Exhibit 99.2 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits:

The following exhibits are filed with this current report on Form 8-K:

Exhibit Number	Description of Exhibit
99.1	Press Release dated October 27, 2005.
99.2	Press Release dated October 26, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NCR CORPORATION

Date: October 27, 2005	By: /s/ Peter J. Bocian
Peter J. Bocian
Senior Vice President and Chief Financial Officer

Index to Exhibits

Exhibit No.	Description
99.1	Press Release dated October 27, 2005.
99.2	Press Release dated October 26, 2005.